UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2015

TIDEWATER INC.

(Exact name of registrant as specified in its charter)

Delaware	1-6311	72-0487776
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Poydras Street, Suite 1900 New Orleans, Louisiana	70130
(Address of principal executive offices)	(Zip Code)

(504) 568-1010

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Tidewater Inc. (“Tidewater” or the “Company”) announced today that the three member tribunal constituted under the rules of the World Bank’s International Centre for the Settlement of Investment Disputes (“ICSID”) has awarded subsidiaries of the Company more than $62 million in compensation, including accrued interest and costs, for the Bolivarian Republic of Venezuela’s (“Venezuela”) expropriation of the investments of those subsidiaries in Venezuela. The award, issued in accordance with the provisions of the Venezuela-Barbados Bilateral Investment Treaty (“BIT”), represents $46.4 million for the fair market value of the Company’s principal Venezuelan operating subsidiary, plus interest from May 8, 2009 to the date of payment of that amount accruing at an annual rate of 4.5% compounded quarterly ($13.9 million as of March 13, 2015) and $2.5 million for reimbursement of legal and other costs expended by the Company in connection with the arbitration.

As previously reported by the Company, on February 16, 2010, Tidewater and certain of its subsidiaries (collectively, the “Claimants”) filed with ICSID a Request for Arbitration against Venezuela. In May 2009, Petróleos de Venezuela, S.A. (“PDVSA”), the national oil company of Venezuela, took possession and control of (a) eleven of the Claimants’ vessels that were then supporting PDVSA operations in Lake Maracaibo, (b) the Claimants’ shore-based headquarters adjacent to Lake Maracaibo, (c) the Claimants’ operations in Lake Maracaibo, and (d) certain other related assets. In July 2009, Petrosucre, S.A., a subsidiary of PDVSA, took possession and control of the Claimants’ four vessels, operations, and related assets in the Gulf of Paria. It was Tidewater’s position that, through those measures, Venezuela directly or indirectly expropriated the Claimants’ Venezuela investments, including the capital stock of the Claimants’ principal operating subsidiary in Venezuela. As a result of the seizures, the lack of further operations in Venezuela, and the continuing uncertainty about the timing and amount of the compensation the Company might collect in the future, the Company recorded a charge during the year ended March 31, 2010 to write off substantially all of the assets associated with the Company’s Venezuelan operations.

The Claimants alleged in the Request for Arbitration that the measures taken by Venezuela against the Claimants violated Venezuela’s obligations under the BIT and rules and principles of Venezuelan law and international law. In the first phase of the case, the tribunal addressed Venezuela’s objections to the tribunal’s jurisdiction over the dispute. On February 8, 2013, the tribunal issued its decision on jurisdiction and found that it had jurisdiction over the claims under the BIT, including the claim for compensation for the expropriation of Tidewater’s principal operating subsidiary, but that it did not have jurisdiction based on Venezuela’s investment law. The practical effect of the tribunal’s decision was to exclude from the ICSID arbitration proceeding the Claimants’ claims for expropriation of the fifteen vessels described above. While the tribunal determined that it did not have jurisdiction over the claim for the seizure of the fifteen vessels, Tidewater received during fiscal 2011 insurance proceeds for the insured value of those vessels (less an additional premium payment triggered by those proceeds).

The Company and its legal counsel are evaluating the final terms of the ICSID award and will take appropriate steps to enforce and collect the award, which is enforceable in any of the 150 member states that are party to the ICSID Convention. The Company notes that Venezuela may seek annulment of the award and other post-award relief under the ICSID Convention and may seek a stay of enforcement of the award while those post-award remedial proceedings are pending. Even in the absence of a stay of enforcement, the Company recognizes that collection of the award may present significant practical challenges, particularly in the short term. Because the award has yet to be satisfied and post-award relief may be sought by Venezuela, the net impact of these matters on the Company cannot be reasonably estimated at this time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIDEWATER INC.

By:	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom
Executive Vice President, General Counsel and Secretary

Date: March 16, 2015